                                SUPPLY AGREEMENT

This Supply Agreement ("Agreement") is entered as of December 1, 1999 ("Effective Date") by and between Cygnus, Inc., a Delaware corporation, with its principal place of business at 400 Penobscot Drive, Redwood City, California 94063 ("Cygnus"), and Key Tronic Corporation., a Washington corporation, with its principal place of business at N. 4424 Sullivan Road, Spokane, Washington 99216 ("Key Tronic").

1.       SCOPE OF AGREEMENT

A. This Agreement shall cover the purchase by Cygnus and the sale by Key Tronic of one or more of the products identified in Exhibit A (the "Product"), attached to this Agreement. Key Tronic agrees to manufacture the Product in accordance with Cygnus' specifications and drawings set forth in Exhibit B (the "Specifications"), attached to this Agreement. Exhibit B may be amended from time to time by mutual written agreement of the parties. Key Tronic acknowledges that (i) time is of the essence in the delivery of the Product and (ii) Product quality is of critical importance to Cygnus. Failure of Key Tronic to supply Product as specified shall be grounds for termination of this Agreement by Cygnus.

B. Whenever Cygnus wishes to purchase the Product from Key Tronic, Cygnus shall issue its purchase order which shall reference this Agreement and shall be construed to have incorporated the terms and conditions hereof. Purchase orders issued by Cygnus shall include the part number, description of the Product, quantity, unit price and requested delivery date for the Product.

C. Cygnus will notify Key Tronic if it wishes to add a new Product to this Agreement. The parties shall then proceed to establish pricing and delivery schedules for each such new Product. Upon agreement of these items, such Product shall be considered Product under this Agreement.

2.       TERM

This Agreement shall commence on the Effective Date set forth above and will be for a term of three (3) years, unless terminated as otherwise provided herein. During the term of this Agreement Cygnus agrees to purchase from Key Tronic, Product in accordance with the Exhibit C, attached to this agreement.

3.       PRICE AND PAYMENT

A. PRICES. The prices for the Product are set forth in Exhibit C, attached to this Agreement. Prices will not change for the term of this Agreement except for the following reasons:

         (1) For price changes to extraordinary raw material as listed in Exhibit C; any extraordinary price adjustments due to cost fluctuations (up or down) to such raw material will be effective on January 1st of each year during the term of this Agreement and will be based on costs actually paid by Key Tronic as evidenced by actual invoices or quotations made available for Cygnus' review.

         (2) Changes in design, materials, or requirements made by Cygnus.
         (3) PRODUCTIVITY. Commencing on [CONFIDENTIAL TREATMENT REQUESTED] Key Tronic will implement a continuous productivity program with the objective of achieving actual cost reductions as set forth in Exhibit
         C. The productivity projects will be jointly agreed on by both parties and involve the following types of activities:

             (a)      manufacturing process improvements;
             (b) the Key Tronic's involvement in the design process to ensure manufacturability;
             (c)      target saving for materials/design;
             (d)      review of processes and equipment to ensure quality
              and cost;
             (e)      joint efforts to plan inventory levels;
             (f)      reduced overhead rates; and
             (g)      improved layout and alternative packaging.

B. TAXES. Prices do not include applicable U.S. federal or state sales or use taxes which shall be paid by Cygnus, unless an exemption is available, if separately indicated on the invoice for the applicable Product shipment.

C. INVOICING. Invoices will be submitted by Key Tronic to the Cygnus location indicated on purchase orders. Invoices will reference Cygnus' purchase order number and will contain such other information as Cygnus may request. Invoices are to be submitted upon shipment of the Product. Payment for acceptable Product will be made by Cygnus within thirty-five (35) calendar days of receipt of invoice. Any invoice not paid within thirty five (35) calendar days from receipt of invoice or Product, whichever is later, shall be subject to a late charge of [CONFIDENTIAL TREATMENT REQUESTED] per month of the invoice amount.

4.       VALUE ENGINEERING

Key Tronic agrees to explore and identify cost reduction opportunities in the Product in addition to those set forth in Section 3. Cygnus and Key Tronic agree to share equally, all cost reductions once all price increases for raw materials have been offset.

5.       PURCHASE ORDERS

On the first day of each month during the term of this Agreement, Cygnus shall issue its written purchase order to Key Tronic for the current month for purchase of the Product. Purchase orders may be issued by EDI, facsimile or via U.S. mail. Purchase orders shall not be binding on Key Tronic until acknowledged in writing by Key Tronic. Such acknowledgement shall be made within five (5) business days of receipt by Key Tronic; otherwise the purchase order shall be deemed binding on Key Tronic. In addition, purchase orders shall contain the following data:

         (1)      Purchase Order number and date;
         (2)      Description, quantity and price of Product;
         (3)      Date and Location of delivery; and

         (4)      Mode of shipment.

6.       DELIVERY AND SHIPPING TERMS

Subject to Section 10 hereof, Key Tronic shall deliver Product to Cygnus' facility to meet the delivery dates requested by Cygnus in its purchase orders, which in no event shall be less than the lead times for the Product as set forth in Exhibit A. Delivery of the Product shall be F.O.B. Key Tronic's facility, freight collect. The price of all Product shall exclude transportation charges. Transportation charges will be the responsibility of Cygnus and shall be billed directly to Cygnus by carrier. Key Tronic shall use Cygnus' designated contract carriers which are indicated on the purchase order. Risk of loss of the Product shall pass to Cygnus upon delivery to the designated carrier at Key Tronic's facility.

7.       FORECASTS, BINDING PURCHASE ORDERS AND BUFFER STOCK

A. Cygnus shall provide Key Tronic on a monthly basis a non-binding three month rolling forecast. Key Tronic is authorized to rely on the forecasts to order, purchase and otherwise make available within normal acquisition cycles in existence from time to time as determined by Key Tronic in its reasonable judgment parts and materials required for incorporation into forecasted Product.

B. Key Tronic agrees to maintain an inventory of stock sufficient to provide Cygnus an additional [CONFIDENTIAL TREATMENT REQUESTED] of Product over and above the stock necessary to meet Cygnus' forecasted requirements of Product.

8.       ORDER CANCELLATION AND RESCHEDULING

A. Cygnus may cancel any purchase order for Product by giving Key Tronic written notice of at least the number of days specified for the given products in Exhibit A, prior to the scheduled delivery date. Upon cancellation of a purchase order Cygnus agrees to pay the cancellation charges set forth in Exhibit C.

B. Cygnus may reschedule the delivery of any purchase order for Product by giving Key Tronic written notice in advance of scheduled delivery, according to the terms for the product in Exhibit A. Cygnus agrees to pay a rescheduling charge for every purchase order that is rescheduled to cover Key Tronic's documented material holding costs and production line utilization costs.

9.       CHANGES

A. KEY TRONIC CHANGES. Key Tronic agrees that it will not make any changes in: (i) Product, (ii) specified qualified suppliers for all components, (iii) engineering or manufacturing processes, or (iv) the approved manufacturing facility, without the prior written approval of Cygnus. In the event Key Tronic does make an unapproved change, then Cygnus shall have the right to cancel the purchase orders for such Product at no liability to Cygnus if not corrected within thirty (30) days of written notice by Cygnus.

B. CYGNUS CHANGES. When a change to the Product is required by Cygnus, Cygnus shall provide Key Tronic the applicable documentation, specifications and requested effective date of such change. Key Tronic shall respond within ten
(10) working days after receipt of such change, advising Cygnus as to (i) implementation and the effective date of such change, (ii) associated costs and effect to on-hand materials, (iii) on-order materials, work in process, and (iv) the impact of the change upon existing Product pricing and shipment schedules for the entire period for which purchase orders are outstanding.

10.      CONSIGNMENT OF MATERIAL

A. Cygnus shall deliver on consignment to Key Tronic certain material listed in Exhibit D, attached to this Agreement, for the sole purpose of incorporation by Key Tronic into the Product (the "Consigned Material"). All such Consigned Material shall remain the sole property of Cygnus and Key Tronic shall not pledge or otherwise encumber such Consigned Material. Key Tronic shall keep all Consigned Material in the same safe manner as its own procured material and apply the same security measures to it. Key Tronic shall maintain full replacement value insurance coverage for all Consigned Material. Key Tronic agrees to assume liability for all losses of the Consigned Material while in Key Tronic's possession, including scrap in excess of the range set forth in Exhibit C, except losses due to passage of shelf life.

B. Cygnus may require Key Tronic to perform, at Cygnus' expense, acceptance testing on Consigned Material. This testing will be performed in accordance to the Specifications as set forth in Exhibit B and the Quality Agreement set forth in Exhibit E.

11.      WARRANTY

A. Key Tronic warrants that all Product furnished hereunder shall be free from defects in material (excluding Consigned Material to the extent that Key Tronic does not perform any acceptance testing) and workmanship, and shall conform to all Specifications, samples and descriptions referred to in this Agreement and in Cygnus' Purchase Order(s). Additionally, Key Tronic warrants that it has good title to the Product supplied (other than Consigned Material), and that the Product supplied are free and clear from all liens and encumbrances. These warranties shall survive acceptance and payment by Cygnus.

B. If, within [CONFIDENTIAL TREATMENT REQUESTED] from date of manufacture, such Product fails to conform to the warranties set forth above, Cygnus shall have the right to return the Product to Key Tronic with all charges for transportation both ways to be Key Tronic's responsibility. Key Tronic shall repair, replace, or correct the defect(s), and/or non conformance at no cost to Cygnus within ten (10) days following receipt thereof. In the event such failed Product is found during automated processing at Cygnus, it may be rendered scrap and will be accounted for by Cygnus and reported to Key Tronic. At periodic intervals, scrap reports will be generated by Cygnus and sent to Key Tronic. At the request of Key Tronic the scrap material will be sent to Key Tronic. Key Tronic will credit Cygnus for this failed Product.

12.      QUALITY

A. Cygnus intends to, from time to time, and without notice to Key Tronic, subject samples of the Product to be purchased hereunder to qualification tests, which will consist of sufficient testing to ensure that the Product meets all the requirements of this Agreement and purchase orders. Cygnus shall notify Key Tronic of any deficiencies indicated by the testing and Key Tronic shall, at Key Tronic's expense, take appropriate corrective action. Design responsibility shall remain solely with Cygnus and any costs associated with design deficiency shall be borne by Cygnus.

B. If Key Tronic fails to satisfactorily correct any and all deficiencies, except deficiencies which are the responsibility of Cygnus, discovered in Cygnus' qualification testing within a reasonable time after receipt of notice from Cygnus, Cygnus shall have the right to cancel all or any portion of its purchase orders for said discrepant Product without charge or billback and without further obligation or liability to Key Tronic relating to that Product.

C. Cygnus shall have the right to conduct a source inspection or process control audit at Key Tronic's facility at any time prior to delivery of the Product. Any such inspection or audit shall in no way relieve Key Tronic of its obligations to comply in all respects with the terms of this Agreement.

D. Product will be made in accordance with the Quality Agreement attached hereto as Exhibit E, and Key Tronic will maintain ISO 9002 certification and will comply with all applicable U.S. Federal Drug Administration (FDA) Code of Federal Regulations.

13.      INDEMNITY AND INSURANCE

A. Each party shall defend, indemnify and hold harmless the other party from and against all damages, claims or liabilities and expenses (including attorney's fees) arising out of or resulting in any way from any act or omission of the indemnifying party, its agents, employees or subcontracts. With respect to Key Tronic, the indemnification obligations in this Section shall include, but not be limited to claims arising out of or resulting in any way from (a) a manufacturing defect in the Product; (b) Key Tronic's non-compliance with Cygnus' Specifications; or (c) Key Tronic's breach of any of the provisions of this Agreement. With respect to Cygnus, the indemnification obligations in this Section shall include, but not be limited to, claims arising out of or resulting in any way from (a) a design defect, (b) Cygnus' Specifications as provided to Key Tronic under this Agreement; or (c) Cygnus' breach of any of the provisions of this Agreement.

B. Additionally, Key Tronic agrees, solely at its expense, to indemnify and defend any suit or proceeding brought against Cygnus, its affiliates or their customers because of any Product based on a claim (of which claim timely notice shall have been given to Key Tronic) that said Product constitutes an infringement of any patent, copyright, trade secret or any other proprietary right, strictly limited to the processes and materials which Key Tronic has control over, and Key Tronic agrees to defend, hold harmless and indemnify such parties, for all damages, liabilities, costs and expenses (including reasonable attorney's fees) arising from any such claim. Key Tronic agrees to either procure for Cygnus the right to continue selling and/or using said Product; or to replace said

Product with non-infringing Product; or to modify it so that it becomes non-infringing. The provisions of this section shall not apply to any claim for infringement resulting solely from Key Tronic's compliance with Cygnus' Specifications or to the Consigned Material supplied by Cygnus, and in such event, Cygnus agrees, solely at its expense, to indemnify and defend any suit or proceeding brought against Key Tronic. .

C. During the Term, Key Tronic and Cygnus each will purchase and maintain in full force and effect, with a responsible insurance carrier, having Best's ratings of A-VIII or greater, a comprehensive Product liability insurance policy in amounts typical in the medical devices industry. At the time of execution of this Agreement, Key Tronic and Cygnus will exchange Certificates of Insurance. Each party shall keep such policy current. Each such insurance policy shall provide for at least thirty (30) days' prior written notice to Cygnus and Key Tronic of the cancellation or any substantial modification of the terms of coverage.

14.      TERMINATION

A.       TERMINATION FOR CAUSE

         (1) This Agreement may be terminated immediately for cause by either party in the event the other party (i) becomes insolvent or bankrupt, or (ii) ceases to function as a going concern or to conduct its operation in the normal course of business, or (iii) fails to perform any of the obligations imposed upon it under the terms of this Agreement so as to be in default hereunder and fails to cure such default within thirty (30) days after written notice.

         (2) Notwithstanding the termination of this Agreement, the parties will honor any of Cygnus' purchase orders which have been acknowledged by Key Tronic.

B.       SETTLEMENT OF TERMINATION CLAIMS

         (1) Cygnus shall pay Key Tronic the following amounts within thirty (30) days after termination of this Agreement:

         (a) The price for all Product completed (which items were delivered or available for delivery at the time notice of termination was given) and not previously paid for by Cygnus only to the extent such completed Product does not exceed any binding purchase orders;

         (b) The actual, documented costs incurred related to the terminated portion of the Agreement, including, only to the extent that any components, materials and other inventory cannot be used in any of Key Tronic's non-Cygnus Product: (1) Key Tronic's cost of work in process materials, and (2) all components, materials and other items on hand or on order but not yet received by Key Tronic to meet Cygnus' forecasts for Product and which Key Tronic is unable to cancel; and

         (c) the Key Tronic's actual on-hand buffer inventory but no more than the amount identified in Section 7, and

         (d) In the event the agreement is terminated due only to Cygnus' uncured default, Key Tronic's cost of production line(s) shut down will be limited to immediate and direct severance costs for employees affected by the reduction, and the un-depreciated value of any equipment, tooling, fixtures purchased for, and exclusive to, the Product production process. Equipment, tooling, and fixtures purchased for, and exclusive to, the Product production process will be transferred to Cygnus upon payment.

C. Notwithstanding the foregoing, payments made under Section 14 B above shall in no event exceed the aggregate price specified in the terminated portion of the Agreement less payments otherwise previously made.

15.      OWNERSHIP AND CONTROL OF MARKS

A. Cygnus may require Key Tronic to affix one or more of Cygnus' trademarks or tradenames (the "Marks") to the Product. The Marks shall be applied only in accordance with Cygnus' instructions. Key Tronic recognizes the value of the goodwill associated with the Marks and acknowledges that the Marks, and all rights therein, belong exclusively to Cygnus.

B. This Agreement shall not be construed as a grant of a license or an assignment to Key Tronic of any right, title and/or interest in and to the Marks. The Marks are and shall remain the exclusive property of Cygnus and at no time shall Key Tronic acquire property rights or any interests therein.

C. As between the parties, Cygnus shall own all rights, title, and interest in the Product, including without limitation, all patent rights, copyrights, trade secret rights, mask work rights and other rights throughout the world, collectively, "Proprietary Rights".

16.      CONFIDENTIALITY

A. Each party agrees that all code, inventions, algorithms, source code, schematics, test vectors, list of suppliers, know-how and ideas and all other business, technical and financial information it obtains from the other which is identified in writing as "Confidential" or "Proprietary" are the confidential property of the disclosing party ("Proprietary Information" of the disclosing party). Except as expressly allowed herein, the receiving party will hold in strictest confidence and not use or disclose any Proprietary Information of the disclosing party, shall take reasonable protective measures to insure same (and at least the same measures it takes for its own Proprietary Information) and shall similarly bind its employees in writing. The receiving party shall not be obligated under this section with respect to information the receiving party can document:

         (1) is or has become readily publicly available without restriction through no fault of the receiving party or its employees or agents; or

         (2) is received without restriction from a third party lawfully in possession of such information and lawfully empowered to disclose such information; or

         (3) was rightfully in the possession of the receiving party without restriction prior to its disclosure by the other party; or

         (4) was independently developed by employees or consultants of the receiving party without access to such Proprietary Information; or

         (5)      is required to be disclosed by law or order of a court.

B. If either party breaches any of its obligations with respect to confidentiality, the other party shall be entitled to equitable relief, including specific performance or an injunction, in addition to any other rights or remedies, including money damages provided by law.

C. During the term of this Agreement, Key Tronic will not directly or indirectly engage in (or assist or encourage others in) the Diagnostics Field. "Diagnostics Field" shall mean all applications for the detection of glucose in connection with the diagnosis and treatment of diabetes in humans; however currently available, whether through publication or commercialization, invasive diagnostics applications are not included within the definition of "Diagnostics Field."

17.      LIMITATIONS ON WARRANTY AND LIABILITY

A. Except as expressly provided in this Agreement, Key Tronic disclaims all other warranties, express or implied, or arising by course of dealing or performance, custom, usage in the trade or otherwise, including without limitation the implied warranties of merchantability, title and fitness for a particular use.

B. In no event, whether as a result of breach of contract or otherwise, shall either party be liable to the other party for any special, incidental, consequential, or exemplary damages of any kind whether or not the other party has been advised of the possibility of such damages.

18.      GENERAL

A. CONFLICTING TERMS. The parties agree that the terms and conditions of this Agreement shall prevail, notwithstanding contrary or additional terms in any purchase order, sales acknowledgment, confirmation or any other document issued by either party affecting the purchase and/or sale of Product.

B. ENTIRE AGREEMENT. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements relating thereto, written or oral, between the parties. Amendments to this Agreement must be in writing, signed by the duly authorized agents of the parties.

C. ASSIGNMENT. Key Tronic may not assign or transfer, in whole or in part, this Agreement or any of its rights or obligations arising hereunder without the prior written consent of Cygnus.

D. COMPLIANCE WITH LAWS. Key Tronic warrants that in performance of work under this Agreement it has complied with or will comply with all applicable federal, state, local laws and ordinances enacted, including, but not limited to, all laws which regulate any material because it is radioactive, toxic, hazardous or otherwise a danger to health, reproduction or the environment. In addition, Key Tronic shall secure and maintain adequate worker's compensation insurance in accordance with the laws of the state or states from which Key Tronic shall furnish Product for Cygnus. Upon request, Key Tronic agrees to issue certificates certifying compliance with any of the aforementioned laws or regulations as may be applicable to the Product being furnished hereunder.

E. CONTROLLING LAW. This Agreement shall be governed, controlled, interpreted and defined by and under the laws of the State of California without regard to the conflicts of laws provisions thereof.

F. RELATIONSHIP OF THE PARTIES. In fulfilling its obligations under this Agreement, each party shall be acting as an independent contractor. This Agreement does not make either party the employee, agent or legal representative of the other.

G. SURVIVORSHIP. The terms and obligations of Sections 11, 13, 15, and 16, 17, and 18, as well as all applicable definitions shall survive termination or expiration of this Agreement. Remedies for all breaches hereunder will also survive.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

CYGNUS, INC.                                             KEY TRONIC CORPORATION


By:    /s/ Barbara G. Mcclung                            By:   /s/ Ronald F. Klawitter
   ------------------------------------                     --------------------------------
Barbara G. McClung                                             Ronald F. Klawitter
---------------------------------------                  -----------------------------------
Printed Name                                             Printed Name

Title: Senior. Vice President and General Counsel        Title: Exec. Vice President of
       --------------------------------------------             ----------------------------
                                                                Administration, CFO & Teas.

Date:    1/12/00                                                Date:    January 20, 2000
     ----------------------------------------------                  -----------------------

                                    EXHIBIT A

                             PRODUCTS AND LEAD TIMES
                       [CONFIDENTIAL TREATMENT REQUESTED]

                                    EXHIBIT B

                                  SPECIFICATION

                       [CONFIDENTIAL TREATMENT REQUESTED]

                                    EXHIBIT C

                           SENSOR ASSEMBLY WEB PRICING
                       [CONFIDENTIAL TREATMENT REQUESTED]

                                    EXHIBIT D

                               CONSIGNED MATERIAL
                       [CONFIDENTIAL TREATMENT REQUESTED]

                                    EXHIBIT E

                                QUALITY AGREEMENT